Exhibit 99.1

Beam Global Announces Record First Quarter 2024 Operating Results

Conference Call Tuesday May 21, 2024 at 4:30 p.m. ET

SAN DIEGO, CA – May 21, 2024 – Beam Global, (Nasdaq: BEEM), (the “Company”), the leading provider of innovative and sustainable infrastructure solutions for the electrification of transportation and energy security, today announced its first quarter results for the period ended March 31, 2024.

Q1 2024 Financial and Recent Company Highlights

•	Record first quarter revenue of $14.6 million, 12% increase over Q1 2023
•	Record gross profit with 10.2% gross margin
•	Backlog of $20 million on March 31, 2024; pipeline of over $160 million
•	Debt free and $100 million line of credit available and unused
•	310% increase in Q1 EV charging new orders from business/commercial sector over Q1 2023
•	$7.4 million order from the U.S. Army for 88 off-grid EV ARC™ systems
•	$4.8 million order from U.S. Department of Homeland Security for EV ARC™ systems
•	$1.7 million order from the North Carolina Department of Adult Correction for sustainable EV charging infrastructure products
•	$1.2 million in orders from leading European market telecommunications provider
•	Awarded first European government supplier agreement on the UK’s Crown Commercial Service, the main purchasing vehicle for UK government entities
•	$1.0 million order from United Kingdom Ministry of Defense for EV ARC™ systems
•	Federal Railroad Administration orders EV ARC™ charging systems
•	U.S. National Park Service deploys EV ARC™ systems at the National Mall
•	Awarded European Patent for Thermal Management Technology that Makes Lithium-ion Batteries Safer
•	Awarded U.S. Patent for Wireless / Inductive Electric Vehicle Charging Powered by Renewable Energy
•	Commenced fabrication of EV Standard™ beta products

“First quarter revenues of $14.6 million marked our highest first quarter revenues in the company’s history. Gross profits were also the highest ever with a gross margin of over 10%, and we see continued upside going forward through the work we have done to reduce direct costs, increase production efficiencies and price increases,” said Desmond Wheatley, CEO of Beam Global. “Bookings were in-line with our expectations given our normal seasonality patterns, particularly in Europe. Our sales pipeline is robust and we are working on the most significant opportunities in our history, particularly through Beam Europe. As we noted during the quarter, winning the UK’s equivalent of our federal GSA contract was a significant milestone for Beam Europe, resulting in our first million-dollar EV ARC contract in Europe from the British Army. Product development was highly active in the quarter with new patents won and announced, and we saw significant progress on EV Standard, which we intend to rebrand later this year. Finally, we have taken initial steps towards the development of an entirely new product which we hope to launch in 2024, which will further augment our strategy to diversify revenue and profit opportunities in expanded markets with more product offerings. We are excited about what we’ve done and more excited about what we believe we will accomplish in the future.”

First Quarter 2024 Financial Summary

Revenues

For the first quarter of 2024, Beam Global reported record first quarter revenues of $14.6 million, a 12% increase over the same period in 2023. The revenue growth is partially attributable to an increase in federal orders and the acquisition of Amiga to create Beam Europe LLC.

Gross Profit

Gross profit for the quarter ended March 31, 2024, was a record $1.5 million, or 10% of sales, compared to a gross profit of $5 thousand, or .04% of sales in the first quarter of the prior year. The improvement in gross margin is primarily because of cost reductions implemented in late 2023 as a result of engineering improvements to the EV ARCTM. Our gross profits were negatively impacted by $0.2 million for non-cash intangible amortization included in our costs of goods sold.

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Operating Expenses

Total operating expenses were $4.5 million, or 31% of revenues, for the quarter ended March 31, 2024, compared to $3.8 million, or 30% of revenues, for the same quarter in the prior year. The $0.7 million increase is mostly attributable to a $0.4 million increase in consultant costs related to the integration of our new ERP accounting software, sales and marketing, government relations and engineering design support, $0.3 million for operating expenses pertaining to our new Beam Europe operations, partially offset by $0.1 million reduction for favorable change in the present value factor of our contingent consideration related to the earnout for the Amiga acquisition.

Net Loss

Net loss was $3.0 million, or 21% of revenue for the first quarter of 2024, compared to $3.8 million, or 29% of revenue, for the same period in 2023, an improvement of 8% year over year. The first quarter net loss included non-cash expense items such as depreciation, intellectual property amortization and non-cash compensation expense of $1.1 million in 2024 and $0.9 million in 2023. 2024 net loss excluding noncash items was $1.9 million or 18% of revenues.

Cash and Working Capital

On March 31, 2024, we had cash of $5.0 million, compared to $10.4 million at December 31, 2023. The cash decrease was primarily due to cash payments for the acquisition of Amiga as well as operating cash used to increase inventory. Our working capital decreased from $23.8 million to $17.8 million from December 31, 2023 to March 31, 2024.

Conference Call May 21, 2024 at 4:30 p.m. ET

Management will host a conference call on Tuesday May 21, 2024 at 4:30 p.m. ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10189455/fc91e69e73

Please note that registered participants will receive their call in number upon registration.

Those without internet access or unable to pre-register may call in by calling:

PARTICIPANT CALL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL CALL IN: 1-412-317-5716

Please ask to join the Beam Global call.

A webcast archive is available at the above URL for one year following the call.

About Beam Global

Beam Global is a clean technology innovator which develops and manufactures sustainable infrastructure products and technologies. We operate at the nexus of clean energy and transportation with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage and vital energy security. With operations in the U.S. and Europe, Beam Global develops, patents, designs, engineers and manufactures unique and advanced clean technology solutions that power transportation, provide secure sources of electricity, save time and money and protect the environment. Headquartered in San Diego with facilities in Chicago, Belgrade and Kraljevo, Beam Global has a deep patent portfolio and is listed on Nasdaq under the symbols BEEM. For more information visit BeamForAll.com, LinkedIn, YouTube and X (formerly Twitter).

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Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition of Amiga, its expected benefits, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Skyya PR

+1 651-335-0585

Press@BeamForAll.com

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Beam Global

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash	$4,962	$10,393
Accounts receivable, net of allowance for credit losses of $112 and $447	20,139	15,943
Prepaid expenses and other current assets	2,216	2,453
Inventory, net	11,474	11,933
Total current assets	38,791	40,722

Property and equipment, net	15,597	16,513
Operating lease right of use assets	2,249	1,026
Goodwill	10,150	10,270
Intangible assets, net	8,769	9,050
Deposits	98	62
Total assets	$75,654	$77,643

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,778	$9,732
Accrued expenses	3,812	2,737
Sales tax payable	211	209
Deferred revenue, current	1,007	828
Note payable, current	45	40
Deferred consideration, current	–	2,713
Contingent consideration, current	4,330	–
Operating lease liabilities, current	851	615
Total current liabilities	21,034	16,874

Deferred revenue, noncurrent	470	402
Note payable, noncurrent	178	160
Contingent consideration, noncurrent	248	4,725
Other liabilities, noncurrent	3,716	3,787
Deferred tax liabilities, noncurrent	1,662	1,698
Operating lease liabilities, noncurrent	1,444	455
Total liabilities	28,752	28,101

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 authorized, none outstanding as of March 31, 2024 and December 31, 2023.	–	–
Common stock, $0.001 par value, 350,000,000 shares authorized, 14,438,270 and 14,398,243 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively.	14	14
Additional paid-in-capital	142,991	142,265
Accumulated deficit	(96,398)	(93,361)
Accumulated Other Comprehensive Income (AOCI)	295	624

Total stockholders' equity	46,902	49,542

Total liabilities and stockholders' equity	$75,654	$77,643

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Beam Global

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2024	2023

Revenues	$14,561	$13,020

Cost of revenues	13,082	13,015

Gross profit	1,479	5

Operating expenses	4,527	3,846

Loss from operations	(3,048)	(3,841)

Other income (expense)
Interest income	71	1
Other (expense) income	(56)	10
Interest expense	(4)	–
Other income	11	11

Loss before income tax expense	(3,037)	(3,830)

Income tax expense	–	1

Net loss	$(3,037)	$(3,831)

Net foreign currency translation adjustments	(329)	–
Total Comprehensive Loss	$(3,366)	$(3,831)

Net loss per share - basic	$(0.21)	$(0.38)
Net loss per share - diluted	$(0.21)	$(0.38)

Weighted average shares outstanding - basic	14,422	10,214
Weighted average shares outstanding - diluted	14,422	10,214

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